Exhibit 99.1

	Contacts:	Todd Hornbeck, CEO
NEWS RELEASE		Jim Harp, CFO
09-004		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FIRST QUARTER 2009 RESULTS

April 30, 2009 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2009. Following are highlights for this period and the Company’s future outlook:

•	Q1 2009 Upstream revenues increased 34% over Q1 2008

•	Q1 2009 Upstream operating income increased 52% over Q1 2008

•	Q1 2009 Upstream net income increased 49% over Q1 2008

•	Three additional DP-2 new gen OSV newbuilds were placed in service during Q1 2009

•	First 370 class DP-2 MPSV was placed in service in the GoM in late March 2009

•	Company reaffirms growth capex and estimated delivery date guidance for remaining OSVs and MPSVs

•	Company reaffirms annual 2009 earnings guidance

•	Company adopts APB 14-1 and reports non-cash OID interest expense for current and prior-year periods

First quarter 2009 revenues increased 12.4% to $109.6 million compared to $97.5 million for the first quarter of 2008. Operating income was $45.4 million, or 41.4% of revenues, for the first quarter of 2009 compared to $37.0 million, or 37.9% of revenues, for the prior-year quarter. Net income for the first quarter of 2009 was $27.1 million, or $1.01 per diluted share, compared to $22.6 million, or $0.84 per diluted share for the year-ago quarter. EBITDA for the first quarter of 2009 was $60.3 million compared to first quarter 2008 EBITDA of $49.2 million. The primary reasons for the increase in revenues, operating income, net income and EBITDA were the incremental contribution of vessels added to the Company’s fleet since the first quarter of 2008 and favorable new generation offshore supply vessel (“OSV”) market conditions. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $90.6 million for the first quarter of 2009, an increase of 34.2% from $67.5 million for the same period in 2008. Upstream operating income increased 52.4% to $44.2 million for the first quarter of 2009 from $29.0 million for the first quarter of 2008. The higher Upstream revenues and operating income were driven by the full- or

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partial-quarter contributions from seven new generation OSVs and two MPSVs that were placed in service on various dates since the first quarter of 2008, and, to a lesser extent, a market-driven increase in new generation OSV dayrates working internationally. Average new generation OSV dayrates for the first quarter of 2009 improved to $23,085 compared to $21,020 for the same period in 2008. New generation OSV utilization was 93.0% for the first quarter of 2009, which was in-line with the same period in 2008.

Downstream Segment. Revenues from the Downstream segment of $19.1 million for the first quarter of 2009 decreased by $11.0 million, or 36.5%, compared to $30.1 million for the same period in 2008. Downstream revenues were unfavorably impacted by continued lower demand for the Company’s ocean-going tug and tank barge (“TTB”) equipment, which resulted in a 35.0% decline in fleetwide effective TTB dayrates from the year-ago quarter. The Company’s double-hulled tank barge average dayrates were $20,406 for the first quarter of 2009 compared to $21,781 for the same period in 2008. Utilization for the double-hulled tank barge fleet was 80.0% for the first quarter of 2009 compared to 91.1% for the same period in 2008. The decrease in the Company’s double-hulled tank barge utilization was the result of a recent decline in market demand for double-hulled equipment, particularly black-oil barges. The Company’s single-hulled tank barge average dayrates were $15,710 for the first quarter of 2009, a decrease of $1,227, or 7.2%, from $16,937 for the same period in 2008. This decrease was primarily due to continued soft demand for this type of equipment. In addition, dayrates for the year-ago quarter included the favorable impact of one singled-hulled vessel, which is currently stacked, performing non-traditional tank barge services to Upstream customers at premium dayrates. Single-hulled tank barge utilization was 37.6% for the first quarter of 2009 compared to 81.8% for the same period in 2008. In recognition of the soft market conditions for single-hulled equipment that began in the second quarter of 2008, the Company stacked six single-hulled tank barges and three lower-horsepower tugs on various dates since April 2008. Effective single-hulled tank barge utilization, which excludes the impact of stacked tank barges, was 82.7% for the three months ended March 31, 2009. On March 19, 2009, the Company sold its oldest stacked tug, the Stapleton Service, for net cash proceeds of $0.9 million, which resulted in a $0.2 million pre-tax gain ($0.2 million after-tax or $0.01 per diluted share).

General and Administrative (“G&A”). G&A expenses of $8.8 million for the first quarter of 2009 were 8.0% of revenues compared to $8.6 million, or 8.8% of revenues, for the first quarter of 2008. First quarter G&A expense margin was below the Company’s 2009 annual guidance range of 9% to 10% of revenues. The Company allocated 82% of its first quarter G&A expenses to the Upstream segment and 18% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $15.1 million for the first quarter of 2009, or $2.9 million higher than the first quarter of 2008. This increase was driven by incremental depreciation related to the full- or partial-quarter contribution from newbuild vessels that were placed in service since the first quarter of 2008 and the higher cost of regulatory drydock events, partially offset by the reduction in depreciation and amortization following the sale of four conventional OSVs during 2008. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Recent Development

New Accounting Rule for Convertible Senior Notes. Pursuant to the required change in method of accounting for convertible debt instruments required by FASB Staff Position (FSP) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” effective January 1, 2009, the Company recorded incremental non-cash original issue discount (“OID”) interest expense, net of capitalized interest, of $0.7 million for the first quarter of 2009, or $0.02 per diluted share, and expects to record $4.8 million for the full-year 2009, or $0.11 per diluted share. In addition, this new accounting treatment requires retrospective application to the Company’s historical financial results, including long-term debt and stockholders’ equity. For the sequential and year-ago three-month periods ended December 31, 2008 and March 31, 2008, the Company recorded incremental non-cash OID interest expense, net of capitalized interest, which resulted in a $0.7 million and $0.02 impact to net income and diluted earnings per share (“EPS”), respectively, for each such quarter.

Earnings Outlook

Annual 2009 Guidance. The Company expects total EBITDA for fiscal 2009 to range between $230.0 million and $250.0 million and expects full-year diluted EPS for fiscal 2009 to range between $3.39 and $3.86. Excluding the recently adopted APB 14-1 non-cash OID interest expense, Adjusted EPS for fiscal 2009 is expected to range between $3.50 and $3.97.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current Upstream and Downstream market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to be in the $20,000 to $22,000 range and fleetwide new generation OSV utilization is anticipated to average in the high-80% to low-90% range for the annual 2009 guidance period. The Downstream segment is projected to contribute 2009 EBITDA in the range of 6% to 10% of the mid-point of the company-wide 2009 guidance range.

The Company’s full-year 2009 Upstream guidance includes a partial-year contribution from additional vessels to be delivered under its MPSV program and its fourth OSV newbuild program with the estimated newbuild delivery expectations discussed below. In recognition of substantially reduced demand on the shallow-shelf for conventional vessels in early 2009, the annual 2009 guidance reflects the recent stacking of five conventional OSVs, which the Company considers non-core assets. The 2009 Downstream guidance primarily reflects a full-year contribution from the Company’s fleet of nine double-hulled barges and, to a lesser extent, a full- or partial-year contribution from the Company’s active single-hulled barges, as applicable.

The Company expects that cash operating expenses per vessel-day in fiscal 2009 will not materially increase over fiscal 2008 levels, excluding contract-related costs recoverable through higher dayrates or other revenue. Annual G&A expenses are expected to be in the range of 9% to 10% of revenues for fiscal 2009. The projected annual FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2009 are included in the attached data tables. Projected quarterly FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending June 30, 2009 are expected to be $2.4 million, $11.4 million, $5.9 million and $4.7 million, respectively. The Company’s annual effective tax rate is expected to be 36.3% for fiscal 2009.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements and (iii) non-vessel related capital expenditures. The Company expects total maintenance capital expenditures for the full-year 2009 to be approximately $32.6 million. Over the next couple of years beyond 2009, the Company expects that its annually recurring maintenance capital expenditure budget, inclusive of regulatory drydockings, for its growing fleet of vessels will range between $40.0 million and $50.0 million per year.

Update on MPSV Program. The Company’s MPSV program consists of the conversion of two U.S.-flagged coastwise sulfur tankers at domestic shipyards into 370 class DP-2 new generation MPSVs and the construction of two T-22 class DP-3 new generation MPSV newbuilds in foreign shipyards. The first converted DP-2 MPSV, the HOS Centerline, was placed in service in late March 2009 and the second converted DP-2 MPSV, the HOS Strongline, is expected to be delivered in the fourth quarter of 2009. The first T-22 MPSV, the HOS Achiever, was placed in service in October 2008 and the second T-22 MPSV, the HOS Iron Horse, is expected to be delivered in the fourth quarter of 2009. Based on these projected vessel in-service dates, the Company expects to own and operate an average MPSV fleet complement of 2.1 vessels for the fiscal year 2009. Based on internal estimates, the aggregate cost of this program is expected to be approximately $475.0 million. From the inception of this program through March 31, 2009, the Company has incurred $419.0 million, or 88.2%, of total expected project costs, including $33.4 million incurred during the first quarter of 2009.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consists of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. Eleven of these 16 new generation DP-2 OSVs have been awarded customer contracts prior to their shipyard delivery. Four of the 240 ED class OSVs under this program, the HOS Polestar, the HOS Shooting Star, the HOS North Star and the HOS Lode Star, were placed in service in May 2008, July 2008, November 2008 and February 2009, respectively. Two of the 250 EDF class vessels under this program, the HOS Resolution and the HOS Mystique, were placed in service in October 2008 and January 2009, respectively. The only 290 class OSV, the HOS Coral, was placed in service in March 2009. The remaining nine OSVs under this newbuild program are expected to be placed in service in accordance with the schedule shown in the table below:

	2Q2009E	3Q2009E	4Q2009E	1Q2010E	2Q2010E	3Q2010E	4Q2010E
Estimated In-Service Dates:
240 ED class OSVs	—	—	1	1	—	—	—
250 EDF class OSVs	—	2	1	2	1	1	—

	—	2	2	3	1	1	—

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 46 and 51 new generation OSVs as of December 31, 2009 and 2010, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 42.9 and 49.1 vessels for the fiscal years 2009 and 2010, respectively. Inclusive of the vessel deliveries referred to above, the aggregate cost of the Company’s fourth OSV newbuild program is expected to be approximately $450.0 million. From the inception of this program through March 31, 2009, the Company has incurred $311.9 million, or 69.3%, of total expected project costs, including $40.5 million incurred during the first quarter of 2009.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Update on Liquidity. The Company believes that its current working capital, available capacity under its existing revolving credit facility and projected cash flows from operations for the fiscal years 2009 and 2010 will be sufficient to meet its anticipated operating needs, as well as the total remaining cash requirements under its MPSV and OSV newbuild programs of approximately $194.1 million. These construction payments are expected to be incurred over the next two years ($158.4 million in the remainder of 2009 and $35.7 million in 2010), as outlined in greater detail in the attached data tables. As of March 31, 2009, the Company had $20.9 million of cash and approximately $100.0 million of credit immediately available under its $250.0 million revolving credit facility. Subsequent to March 31, 2009, the Company has drawn an additional $10.0 million for construction milestone payments. The total amount outstanding under the Company’s revolving credit facility is currently $160.0 million. The Company is in compliance with all applicable financial covenants of its debt obligations. Its three principal long-term debt obligations do not mature until September 2011, December 2014 and October 2026, the latter of which may, under certain conditions, be subject to early maturity in October 2013.

Conference Call

The Company will hold a conference call to discuss its first quarter 2009 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, April 30, 2009. To participate in the call, dial (303) 262-2054 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 7, 2009, and may be accessed by calling (303) 590-3000 and using the pass code 11129296#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and other select domestic and international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, which include: the Company’s inability to successfully or timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; changes in its vessel construction and conversion budgets; less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company does not have a long history of owning or operating; the inability of our MPSVs to perform the services for which they were designed; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; the potential for valuation impairment charges; the inability to sell or otherwise dispose of non-core assets on acceptable terms; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the inability or unwillingness by customers to place on hire contractually committed vessels that are part of the Company’s newbuild programs, when such vessels are available for service; industry risks; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over-capacity; economic and political risks including those that are the result of proposed changes to policies and laws currently being considered in the United States; weather related risks; the risk of pandemic such as the recent outbreak of swine flu in two of our operating markets; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in capital markets and the worldwide economic downturn, inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Revenues	$109,647	$121,029	$97,521
Costs and expenses:
Operating expenses	40,571	40,168	39,795
Depreciation and amortization	15,148	13,963	12,189
General and administrative expenses	8,762	10,437	8,577

	64,481	64,568	60,561

Gain on sale of assets	245	—	—

Operating income	45,411	56,461	36,960
Other income (expense):
Interest income	139	155	992
Interest expense	(2,731)	(2,865)	(2,546)
Other income, net [1]	(240)	49	13

	(2,832)	(2,661)	(1,541)

Income before income taxes	42,579	53,800	35,419
Income tax expense	15,478	19,157	12,790

Net income	$27,101	$34,643	$22,629

Basic earnings per share of common stock	$1.04	$1.34	$0.88

Diluted earnings per share of common stock	$1.01	$1.29	$0.84

Weighted average basic shares outstanding	25,942	25,882	25,783

Weighted average diluted shares outstanding [2]	26,803	26,803	26,938

Other Operating Data (unaudited):
	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Offshore Supply Vessels:
Average number of new generation OSVs [3]	40.6	38.3	35.0
Average new generation fleet capacity (deadweight) [3]	96,869	90,096	80,903
Average new generation vessel capacity (deadweight)	2,389	2,352	2,312
Average new generation utilization rate [4]	93.0%	96.4%	92.1%
Average new generation dayrate [5]	$23,085	$24,385	$21,020
Effective dayrate [6]	$21,469	$23,507	$19,359
Tugs and Tank Barges:
TTB Consolidated:
Average number of tank barges [7]	20.0	21.0	20.3
Average fleet capacity (barrels) [7]	1,633,412	1,745,256	1,696,158
Average barge size (barrels)	81,671	83,107	83,436
Average utilization rate [4]	56.7%	59.4%	85.6%
Effective utilization rate [8]	81.0%	83.6%	85.6%
Average dayrate [9]	$18,695	$18,507	$19,059
Effective dayrate [6]	$10,600	$10,993	$16,315
Double-hulled tank barges:
Average utilization rate [4]	80.0%	75.6%	91.1%
Average dayrate [9]	$20,406	$20,157	$21,781
Effective dayrate [6]	$16,325	$15,239	$19,842
Single-hulled tank barges:
Average utilization rate [4]	37.6%	47.2%	81.8%
Effective utilization rate [8]	82.7%	95.9%	81.8%
Average dayrate [9]	$15,710	$16,484	$16,937
Effective dayrate [6]	$5,907	$7,780	$13,854
Balance Sheet Data (unaudited):
	As of March 31, 2009	As of December 31, 2008
Cash and cash equivalents	$20,909	$20,216
Working capital	57,282	66,069
Property, plant and equipment, net	1,486,521	1,405,340
Total assets	1,659,751	1,595,743
Total long-term debt	645,966	618,519
Stockholders’ equity	765,293	736,900
Cash Flow Data (unaudited):
	Three Months Ended
	March 31, 2009	March 31, 2008
Cash provided by operating activities	$59,618	$60,161
Cash used in investing activities	(83,964)	(183,078)
Cash provided by financing activities	25,077	571

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Upstream:
Revenues	$90,576	$99,918	$67,452
Operating income	$44,152	$53,159	$29,030
Operating margin	48.7%	53.2%	43.0%
Components of EBITDA [10]
Net income	$26,660	$32,990	$17,908
Interest expense (income), net	2,026	1,931	1,012
Income tax expense	15,226	18,286	10,122
Depreciation	7,314	6,368	4,732
Amortization	3,186	3,045	2,507

EBITDA [10]	$54,412	$62,620	$36,281

Adjustments to EBITDA
Stock-based compensation expense	$2,038	$1,746	$1,625
Interest income	125	128	652

Adjusted EBITDA [10]	$56,575	$64,494	$38,558

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$54,412	$62,620	$36,281
Cash paid for deferred drydocking charges	(4,379)	(2,759)	(2,974)
Cash paid for interest	(476)	(9,142)	(33)
Cash paid for taxes	(7,600)	(2,023)	(1,575)
Changes in working capital	14,016	(1,118)	15,290
Stock-based compensation expense	2,038	1,746	1,625
Changes in other, net	(119)	1,394	240

Net cash provided by operating activities	$57,892	$50,718	$48,854

Downstream:
Revenues	$19,071	$21,111	$30,069
Operating income	$1,259	$3,302	$7,930
Operating margin	6.6%	15.6%	26.4%
Components of EBITDA [10]
Net income	$441	$1,653	$4,721
Interest expense (income), net	566	779	542
Income tax expense	252	871	2,668
Depreciation	2,831	2,915	2,730
Amortization	1,817	1,635	2,220

EBITDA [10]	$5,907	$7,853	$12,881

Adjustments to EBITDA
Stock-based compensation expense	$619	$637	$1,344
Interest income	14	27	340

Adjusted EBITDA [10]	$6,540	$8,517	$14,565

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$5,907	$7,853	$12,881
Cash paid for deferred drydocking charges	(574)	(2,193)	(1,094)
Cash paid for interest	(114)	(3,415)	(17)
Cash paid for taxes	(4,765)	—	(1,710)
Changes in working capital	644	1,346	(1,502)
Stock-based compensation expense	619	637	1,344
Changes in other, net	9	(477)	(174)

Net cash provided by operating activities	$1,726	$3,751	$9,728

Consolidated:
Revenues	$109,647	$121,029	$97,521
Operating income	$45,411	$56,461	$36,960
Operating margin	41.4%	46.7%	37.9%
Components of EBITDA [10]
Net income	$27,101	$34,643	$22,629
Interest expense (income), net	2,592	2,710	1,554
Income tax expense	15,478	19,157	12,790
Depreciation	10,145	9,283 #	7,462
Amortization	5,003	4,680	4,727

EBITDA [10]	$60,319	$70,473	$49,162

Adjustments to EBITDA
Stock-based compensation expense	$2,657	$2,383	$2,969
Interest income	139	155	992

Adjusted EBITDA [10]	$63,115	$73,011	$53,123

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$60,319	$70,473	$49,162
Cash paid for deferred drydocking charges	(4,953)	(4,952)	(4,068)
Cash paid for interest	(590)	(12,557)	(50)
Cash paid for taxes	(12,365)	(2,023)	(3,285)
Changes in working capital	14,660	228	13,788
Stock-based compensation expense	2,657	2,383	2,969
Changes in other, net	(110)	917	66

Net cash provided by operating activities	$59,618	$54,469	$58,582

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2009 Guidance

	Full-Year 2009 Estimate		Pro Forma Run-Rate Estimate [11]
	Low	High	Low	High
Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$240.2	$260.2	$337.5	$411.2
Interest income	0.2	0.2	0.2	0.2
Stock-based compensation expense	10.0	10.0	10.0	10.0

EBITDA [10]	$230.0	$250.0	$327.3	$401.0
Depreciation	45.0	45.0	59.2	59.2
Amortization	22.5	22.5	33.3	33.3
Interest expense, net:
Interest expense	27.7	27.3	24.7	24.7
Incremental APB 14-1 non-cash interest expense [12]	10.1	10.1	10.1	10.1
Capitalized interest	(19.7)	(19.7)	—	—
Interest income	(0.2)	(0.2)	(0.2)	(0.2)

Total interest expense, net	17.9	17.5	34.6	34.6
Income tax expense	52.5	59.9	72.7	99.4
Income tax rate	36.3%	36.3%	36.3%	36.3%
Net income	$92.1	$105.1	$127.5	$174.5

Weighted average diluted shares outstanding [13]	27.2	27.2	27.2	27.2
Diluted earnings per share, as reported	$3.39	$3.86	$4.69	$6.42
Incremental APB 14-1 non-cash interest expense per share [12]	0.11	0.11	0.24	0.24

Diluted earnings per share, as adjusted [14]	$3.50	$3.97	$4.93	$6.66

Projected EBITDA[10] Reconciliation to GAAP:
EBITDA [10]	$230.0	$250.0	$327.3	$401.0
Cash paid for deferred drydocking charges	(21.7)	(21.7)	(29.1)	(29.1)
Cash paid for interest	(25.8)	(25.5)	(22.9)	(22.9)
Cash paid for taxes	(14.5)	(14.5)	(14.5)	(14.5)
Changes in working capital [15]	12.9	7.9	(29.0)	(31.3)
Stock-based compensation expense	10.0	10.0	10.0	10.0
Changes in other, net [15]	1.9	1.9	1.9	1.9

Cash flows provided by operating activities	$192.8	$208.1	$243.7	$315.1

Capital Expenditures Data (unaudited) [16]:

Historical Data (in thousands):
	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,953	$4,952	$4,069
Other vessel capital improvements	1,784	2,865	8,015
Non-vessel related capital expenditures	2,774	272	22,158

	$9,511	$8,089	$34,242

Growth Capital Expenditures:
MPSV program	$33,355	$11,777	$107,913
TTB newbuild program #2	—	—	3,835
OSV newbuild program #4	40,534	51,013	35,243

	$73,889	$62,790	$146,991

Forecasted Data:
	1Q2009A	2Q2009E	3Q2009E	4Q2009E	2009E
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.0	$6.8	$5.2	$5.0	$22.0
Other vessel capital improvements	1.8	0.7	0.4	0.7	3.6
Non-vessel related capital expenditures	2.8	1.4	1.3	1.5	7.0

	$9.6	$8.9	$6.9	$7.2	$32.6

Growth Capital Expenditures:
MPSV program	$33.4	$17.2	$27.0	$11.8	$89.4
OSV newbuild program #4	40.5	48.6	32.5	21.3	142.9

	$73.9	$65.8	$59.5	$33.1	$232.3

Full Construction Cycle Data:
	Pre-2009A	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$385.6	$89.4	$—	$475.0
OSV newbuild program #4	271.4	142.9	35.7	450.0

	$657.0	$232.3	$35.7	$925.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]	Stock options representing rights to acquire 429, 430 and 67 shares of common stock for the three months ended March 31, 2009, December 31, 2008 and March 31, 2008, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of March 31, 2009, December 31, 2008 and March 31, 2008, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]	The Company owned 42 new generation OSVs as of March 31, 2009. Seven newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program on various dates throughout 2008 and the first quarter of 2009. Excluded from this data are 10 conventional OSVs that were acquired in August 2007, including the Cape Scott, which was sold in May 2008, and the Cape Cod, Cape San Lucas, and Cape Spencer, which were sold in August 2008. The Company considers the six remaining conventional OSVs to be non-core assets, of which five are currently stacked.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]	The averages for the three-month periods ended March 31, 2009, December 31, 2008 and March 31, 2008 include the Energy 6508, a double-hulled tank barge delivered under the Company’s second TTB newbuild program in March 2008.

[8]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days. As of March 31, 2009, the following single-hulled tank barges were stacked: the Energy 2201, Energy 6501, Energy 6502, Energy 6504, Energy 7001, and Energy 7002. Vessels are considered utilized when they are generating revenues. Subsequent to March 31, 2009, the Company elected to stack an additional single-hulled tank barge, the Energy 6503.

[9]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the

EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•

EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carry-forward position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]	“Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels were placed in service as of January 1, 2009 and were working at their fiscal 2009 contracted dayrates or fiscal 2009 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the mid-point of the Company’s latest 2009 guidance above. After all vessels now under construction or conversion are delivered, interest expense is expected to return to an annual post-construction period run-rate of $34.8 on a projected year-end 2010 debt balance of $550.0, offset by $0.2 of interest income to be generated on a projected year-end 2010 cash balance of approximately $20.0. The interest expense of $34.8 includes $10.1 of incremental non-cash OID interest expense that resulted from the Company’s recent adoption of APB 14-1 effective January 1, 2009.

[12]	Represents incremental non-cash OID interest expense resulting from the recent adoption of APB 14-1. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information regarding APB 14-1.

[13]	Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[14]	Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of APB 14-1. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information regarding APB 14-1.

[15]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.